[letterhead]


                                                              LINDLEY S. BRANSON
                                                              612 343-2827

                                November 27, 1996

                                                                     EXHIBIT 5.1


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

         Re:      Renaissance Entertainment Corporation
                  Registration Statement on Form S-8
                  Renaissance Entertainment Corporation 1996 Consultant Compensation Agreements

Dear Sir/Madam:

         We are counsel for Renaissance Entertainment Corporation (the "Company") which has filed a Registration Statement on Form S-8 for the registration of a maximum of 300,000 shares of common stock, $.03 par value per share, issuable under the Renaissance Entertainment Corporation 1996 Consultant Compensation Agreements (the "Plan").

         In rendering the opinion hereinafter expressed, we have examined such records and documents of the Company and such other documents and records and made such factual investigation as we deemed necessary. From such examination we are of the opinion that:

         When the shares of common stock, up to a maximum of 300,000 shares, are issued and paid for pursuant to the Plan, such shares will be duly and validly authorized and issued and fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to such registration statement and to the reference to our name therein.

                                                     Very truly yours,

                                                     GRAY, PLANT, MOOTY,
                                                      MOOTY & BENNETT, P.A.



                                                     By  /s/ Lindley S. Branson
                                                        ------------------------
                                                         Lindley S. Branson